Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

June 9, 2020

The Board of Directors

Adial Pharmaceuticals, Inc.

1001 Research Park Blvd., Suite 100

Charlottesville, Virginia 22911

Ladies and Gentlemen:

We have acted as counsel to Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated June 9, 2020 (the “Prospectus Supplement”) to the base prospectus (the “Base Prospectus”) that forms a part of the Registration Statement on Form S-3 (Registration No. 333-237793) (the “Registration Statement”) filed by the Company on April 22, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on April 30, 2020, relating to the public offering of 2,820,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold pursuant to a securities purchase agreement, dated as of June 9, 2020, by and among the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”).

As counsel to the Company, we have examined the Registration Statement, the Prospectus, the Purchase Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and Purchase Agreement, will be legally issued, fully paid and non-assessable.

Adial Pharmaceuticals, Inc.

June 9, 2020

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Purchase Agreement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP